UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2020

ZILLOW GROUP, INC.

(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 31, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 470-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Underwritten Public Offering of Class C Capital Stock

On May 12, 2020, Zillow Group, Inc. (the “Company”) entered into an underwriting agreement (the “Equity Underwriting Agreement”) with Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters named therein (together, the “Equity Underwriters”), to issue and sell 8,000,000 shares of its Class C capital stock, par value $0.0001 per share (the “Shares”), in a public offering (the “Shares Offering”) pursuant to a shelf registration statement on Form S-3 (File No. 333-225918) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission (the “SEC”). In addition, the Company granted the Equity Underwriters an over-allotment option to purchase, for a period of 30 calendar days, up to an additional 1,200,000 Shares. Pursuant to the Equity Underwriting Agreement, the Equity Underwriters have agreed to purchase the Shares from the Company at a price of $46.80 per share. The Company estimates that the net proceeds from the Shares Offering will be approximately $374.1 million, or approximately $430.2 million if the Equity Underwriters exercise their over-allotment option to purchase the additional Shares in full, after deducting underwriting discounts and commissions and estimated offering expenses. All of the Shares are being sold by the Company. The Equity Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Underwritten Public Offering of 2.75% Convertible Senior Notes due 2025

On May 12, 2020, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. (together, the “Notes Underwriters”) to issue and sell $500 million aggregate principal amount of its 2.75% Convertible Senior Notes due 2025 (the “Notes”) in a public offering (the “Notes Offering”) pursuant to the Registration Statement and a related prospectus, including the related prospectus supplement, filed with the SEC. In addition, the Company granted the Notes Underwriters an over-allotment option to purchase, for a period of 30 calendar days, up to an additional $75 million aggregate principal amount of Notes. The Company estimates that the net proceeds from the Notes Offering will be approximately $489.6 million, or approximately $563.1 million if the Notes Underwriters exercise their over-allotment option to purchase the additional Notes in full, after deducting underwriting discounts and commissions and estimated offering expenses. The Notes Underwriting Agreement is filed as Exhibit 1.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The Notes will be issued pursuant to an indenture to be entered into with The Bank of New York Mellon Trust Company, N.A., as trustee.

The Shares Offering and the Notes Offering are expected to close on or about May 15, 2020, in each case subject to customary closing conditions. In connection with the Shares Offering and the Notes Offering, the legal opinions of Perkins Coie LLP as to the legality of the Shares and the Notes sold are filed as Exhibits 5.1 and 5.2, respectively, to this Current Report on Form 8-K and are incorporated herein and into the Registration Statement by reference.

2021 Note Repurchase Transactions

Concurrently with the Shares Offering and Notes Offering, the Company has entered into separate and privately negotiated repurchase transactions with certain holders of a portion of the Company’s 2.00% Senior Convertible Notes due 2021 (the “2021 Notes”). Pursuant to the repurchase transactions, the Company expects to repurchase an aggregate principal amount of $194.7 million of the 2021 Notes for $196.4 million in cash and 753,936 shares of Class C capital stock.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1

Equity Underwriting Agreement, dated as of May 12, 2020, by and among Zillow Group, Inc. and Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters.

1.2

Notes Underwriting Agreement, dated as of May 12, 2020, by and among Zillow Group, Inc. and Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters.

5.1	Opinion of Perkins Coie LLP.

5.2	Opinion of Perkins Coie LLP.

23.1	Consent of Perkins Coie LLP (contained in Exhibit 5.1).

23.2	Consent of Perkins Coie LLP (contained in Exhibit 5.2).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2020	ZILLOW GROUP, INC.

	By:	/s/ Jennifer Rock
	Name:	Jennifer Rock
	Title:	Chief Accounting Officer